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Exhibit 10.35

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

EXCLUSIVE LICENSE AGREEMENT
BETWEEN UNIVERSITY OF TEXAS SYSTEM
AND
IMMUNICON CORPORATION

        THIS AGREEMENT is between the BOARD OF REGENTS (BOARD) of THE UNIVERSITY OF TEXAS SYSTEM (SYSTEM), an agency of the State of Texas, whose address is 201 West 7th Street, Austin, Texas 78701, and IMMUNICON CORPORATION (IMMUNICON), a Pennsylvania corporation having a principal place of business located at 1310 Masons Mill II, Huntingdon Valley, Pennsylvania 19006.

RECITALS

        A.    IMMUNICON independently developed certain rights in biospecific ferrofluid technology, magnetic separation technology, cell labeling technology, cell analysis platforms and certain other reagents for the separation, isolation, enrichment and detection of rare cells;

        B.    UT SOUTHWESTERN independently developed certain rights in antibodies and other biomaterials useful in identifying and characterizing specific cell types of epithelial origin;

        C.    BOARD and IMMUNICON entered into a COLLABORATIVE RESEARCH AGREEMENT dated July 8, 1997, directed to development of products relating to immunodetection of circulating tumor cells and utilizing pre-existing rights of BOARD and IMMUNICON;

        D.    BOARD and IMMUNICON jointly own certain PATENT RIGHTS and TECHNOLOGY RIGHTS related to LICENSED SUBJECT MATTER, which were developed at The University of Texas Southwestern Medical Center at Dallas (UT SOUTHWESTERN), located at 5323 Harry Hines Boulevard, Dallas, Texas 75235, a component institution of SYSTEM under the COLLABORATIVE RESEARCH AGREEMENT;

        E.    BOARD desires to have the LICENSED SUBJECT MATTER developed and used for the benefit of IMMUNICON, UT INVENTORS, BOARD, and the public as outlined in BOARD'S Intellectual Property Policy;

        F.     IMMUNICON wishes to obtain a license from BOARD to practice LICENSED SUBJECT MATTER; and

        G.    IMMUNICON intends to sponsor research relating to LICENSED SUBJECT MATTER at UT SOUTHWESTERN to further develop LICENSED SUBJECT MATTER and identify related technologies and has agreed to execute an appropriate sponsored research agreement (SPONSORED RESEARCH AGREEMENT) in the form attached hereto as Exhibit "A" concurrently with the execution of this AGREEMENT.

        NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, the parties agree as follows:

I. EFFECTIVE DATE

        This AGREEMENT is effective June 1, 1999 (EFFECTIVE DATE).

II. DEFINITIONS

        As used in this AGREEMENT, the following terms have the meanings indicated:

        2.1   AFFILIATE means any business entity more than 50% owned by IMMUNICON, any business entity which owns more than 50% of IMMUNICON, any business entity that is more than 50% owned by a business entity that owns more than 50% of IMMUNICON, or any business entity where IMMUNICON has effective management control, as defined by Generally Accepted Accounting Principles.

        2.2   UT INVENTORS (or singly, UT INVENTOR) means Jonathan Uhr, M.D., Professor, UT SOUTHWESTERN, and Emilian Racila, Ph.D., Assistant Instructor, UT SOUTHWESTERN.

        2.3   LICENSED FIELD means isolation, enrichment and characterization of circulating epithelial cells, and determination of their relationship to cancer disease states.

        2.4   LICENSED PRODUCT means any product SOLD by IMMUNICON comprising LICENSED SUBJECT MATTER pursuant to this AGREEMENT.

        2.5   LICENSED SUBJECT MATTER means inventions and discoveries covered by PATENT RIGHTS or TECHNOLOGY RIGHTS within LICENSED FIELD.

        2.6   LICENSED TERRITORY means the world.

        2.7   NET SALES means the gross revenues received by IMMUNICON from the SALE of LICENSED PRODUCTS less sales and/or use taxes actually paid, import and/or export duties actually paid, outbound transportation prepaid or allowed, amounts allowed or credited due to returns (not to exceed the original billing or invoice amount), and amortization of instrumentation cost included in the cost of reagents and other consumable products under reagent rental contracts, the latter in no circumstance to exceed [**]% of the total cost of any such reagent rental contract.

        2.8   PATENT RIGHTS means BOARD'S rights in information or discoveries (i) covered by patents and/or patent applications set forth in Exhibit "B", and any and all divisions, continuations, continuations-in-part, reissues, reexaminations or extensions thereof, and any and all foreign counterparts of any such patent applications, and any and all patents which may issue from any such patent applications worldwide, and (ii) arising from activities sponsored by IMMUNICON under the SPONSORED RESEARCH AGREEMENT attached hereto as Exhibit "A".

        2.9   SELL, SALE or SOLD means the transfer or disposition of a LICENSED PRODUCT for value to a party other than IMMUNICON or an AFFILIATE.

        2.10 TECHNOLOGY RIGHTS means BOARD'S rights in technical information, know-how, processes, procedures, compositions, devices, methods, formulas, protocols, techniques, software, designs, drawings or data created by UT INVENTORS at UT SOUTHWESTERN before the EFFECTIVE DATE relating to LICENSED PRODUCTS or IDENTIFIED PRODUCTS which are not covered by PATENT RIGHTS but which are necessary for practicing the invention covered by PATENT RIGHTS (i) prior to the valid term of the SPONSORED RESEARCH AGREEMENT and not obligated to any third party, or (ii) during the valid term of the SPONSORED RESEARCH AGREEMENT.

III. WARRANTY: SUPERIOR-RIGHTS

        3.1   Except for the rights, if any, of the Government of the United States, as set forth below, BOARD represents and warrants its belief that (i) it is the owner of its right, title, and interest in and to LICENSED SUBJECT MATTER, (ii) it has the right to grant licenses thereunder, and (iii) it has not knowingly granted licenses thereunder to any other entity that would restrict rights granted to IMMUNICON except as stated herein.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        3.2   IMMUNICON understands that the LICENSED SUBJECT MATTER may have been developed under a funding agreement with the Government of the United States of America and, if so, that the Government may have certain rights relative thereto. This AGREEMENT is explicitly made subject to the Government's rights under any agreement and any applicable law or regulation. If there is a conflict between an agreement, applicable law or regulation and this AGREEMENT, the terms of the Government agreement, applicable law or regulation shall prevail.

        3.3   IMMUNICON understands and acknowledges that BOARD, by this AGREEMENT, makes no representation as to the operability or fitness for any use, safety, efficacy, ability to obtain regulatory approval, patentability, and/or breadth of the LICENSED SUBJECT MATTER. BOARD, by this AGREEMENT, also makes no representation as to whether there are any patents now held, or which will be held, by others or by BOARD in the LICENSED FIELD, nor does BOARD make any representation that the inventions contained in PATENT RIGHTS do not infringe any other patents now held or that will be held by others or by BOARD.

        3.4   IMMUNICON, by execution hereof, acknowledges, covenants and agrees that it has not been induced in anyway by BOARD, SYSTEM, UT SOUTHWESTERN or its employees to enter into this AGREEMENT, and further warrants and represents that (i) it has conducted sufficient due diligence with respect to all items and issues pertaining to this Article III and all other matters pertaining to this AGREEMENT; and (ii) IMMUNICON has adequate knowledge and expertise, or has utilized knowledgeable and expert consultants, to adequately conduct the due diligence, and agrees to accept all risks inherent herein.

IV. LICENSE

        4.1   BOARD hereby grants to IMMUNICON a royalty-bearing, exclusive license under LICENSED SUBJECT MATTER to use, have used, manufacture, have manufactured, SELL and/or have SOLD LICENSED PRODUCTS within the LICENSED TERRITORY and LICENSED FIELD. This grant is subject to the payment by IMMUNICON to BOARD of all consideration as provided herein, and is further subject to rights retained by BOARD to:

  (a)
  Publish the general scientific findings from research related to LICENSED SUBJECT MATTER subject to the terms of Article XIII, Confidential Information; and Section 8 of the SPONSORED RESEARCH AGREEMENT of EXHIBIT "A."

  (b)
  Use LICENSED SUBJECT MATTER for research, teaching and other educationally-related purposes.

        4.2   IMMUNICON may extend the license granted herein to any AFFILIATE if the AFFILIATE consents to be bound by this AGREEMENT to the same extent as IMMUNICON.

        4.3   IMMUNICON may grant sublicenses consistent with this AGREEMENT if the sublicensee consents to be bound by this AGREEMENT to the same extent as IMMUNICON, including the payment of royalties whether or not paid to IMMUNICON by a sublicensee. IMMUNICON must deliver to BOARD a true and correct copy of each sublicense granted by IMMUNICON, and any modification or termination thereof, within 30 days after execution, modification, or termination. Any sublicenses granted by IMMUNICON for use of LICENSED SUBJECT MATTER shall provide for the termination of the sublicense, or the conversion of the sublicense to a license directly between such sublicensees and UT BOARD, upon termination of this AGREEMENT under Article VII. Such conversion is contingent upon acceptance by the sublicensee of the remaining provisions of this AGREEMENT, and is subject to approval by UT BOARD, such approval not to be unreasonably withheld.

V. PAYMENTS AND REPORTS

        5.1   In consideration of rights granted by BOARD to IMMUNICON under this AGREEMENT, IMMUNICON will pay BOARD the following:

  (a)
  A non-refundable annual license maintenance royalty in the amount of $25,000 is due within 30 days of the later of the third anniversary of the EFFECTIVE DATE of this AGREEMENT, or the termination date of the SPONSORED RESEARCH AGREEMENT, if, by mutual consent, the term of the SPONSORED RESEARCH AGREEMENT is extended beyond the three year term set forth in Section 2.2 of Exhibit "A"; and

  (b)
  A running royalty equal to [**]% of NET SALES for LICENSED PRODUCTS; and

  (c)
  Reimbursement of previously incurred patent expenses, not to exceed $15,000, due within thirty days of the EFFECTIVE DATE.

        5.2   In the event that IMMUNICON pays a royalty to a third party for use of patented rights or technology rights necessary to materially enable the function of any LICENSED PRODUCT, IMMUNICON shall be entitled to a credit against royalties otherwise due BOARD hereunder for the actual amount of all such royalties paid to such third party or parties; provided, however, that that the portion of such credit taken in any royalty period hereunder shall not exceed a total amount in such period that would result in BOARD receiving a payment for such period equaling a royalty of less than [**]% of NET SALES for such period.

        5.3   During the Term of this AGREEMENT and for 1 year thereafter, IMMUNICON agrees to keep complete and accurate records of its and its sublicensees' SALES and NET SALES of LICENSED PRODUCTS under the license granted in this AGREEMENT in sufficient detail to enable the royalties payable hereunder to be determined. IMMUNICON agrees to permit BOARD or its representatives, at BOARD'S expense, to periodically examine its books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this AGREEMENT, provided that no more than one examination may be conducted during any calendar year, and any such examination will occur only after at least ten business days prior written notice. If the amounts due to BOARD are determined to have been underpaid by more than 5%, IMMUNICON will pay the cost of the examination and accrued interest at the prime rate in effect at The Chase Manhattan Corporation plus one percent, unless such interest rate is greater than the highest allowable rate by law, in which case the interest rate shall be the highest allowable rate by law. If the amounts due to BOARD are determined to have overpaid, such overpayment will be credited against future royalty payments due to BOARD.

        5.4   Within 45 days after March 31, June 30, September 30, and December 31, beginning immediately after the EFFECTIVE DATE, IMMUNICON must deliver to BOARD a true and accurate written report, even if no payments are due BOARD, giving the particulars of the business conducted by IMMUNICON and its sublicensee(s), if any exist, during the preceding 3 calendar months under this AGREEMENT as are pertinent to calculating payments hereunder. This report will include at least:

  the quantities of LICENSED SUBJECT MATTER that it has produced;

  the total SALES;

  the calculation of royalties thereon; and

  the total royalties computed and due BOARD.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        Simultaneously with the delivery of each report, IMMUNICON must pay to BOARD the amount, if any, due for the period of each report.

        5.5   Within 45 days after each anniversary of the EFFECTIVE DATE, irrespective of having a first SALE or offer for SALE, IMMUNICON must deliver to BOARD a written progress report as to IMMUNICON'S (and any sublicensee's) efforts and accomplishments during the preceding year in diligently commercializing LICENSED SUBJECT MATTER in the LICENSED TERRITORY and IMMUNICON'S (and sublicensee's) commercialization plans for the upcoming year.

        5.6   All amounts payable here by IMMUNICON must be paid in United States funds without deductions for taxes, assessments, fees, or charges of any kind. Checks must be payable to UT SOUTHWESTERN and mailed to:

      Ray Wheatley
      Director for Technology Development
      Office for Technology Development
      UT Southwestern Medical Center
      5323 Harry Hines Boulevard
      Dallas, Texas 75235-9094

VI. COMMON STOCK: EQUITY OWNERSHIP

        In consideration of the rights granted to IMMUNICON by BOARD in this AGREEMENT, IMMUNICON will, upon execution of this AGREEMENT, issue BOARD[**].

VII. TERM AND TERMINATION

        7.1   The term of this AGREEMENT is from the EFFECTIVE DATE to the full end of the term or terms for which PATENT RIGHTS have not expired or, if only TECHNOLOGY RIGHTS are licensed and no PATENT RIGHTS are applicable, for a term of 15 years. With mutual consent, however, the term of this AGREEMENT may be extended under the terms otherwise set forth herein.

        7.2   Any time after 2 years from the EFFECTIVE DATE, BOARD and UT SOUTHWESTERN have the right to terminate the exclusivity of this license in any national political jurisdiction in the LICENSED TERRITORY if IMMUNICON, within 90 days after receiving written notice from UT SOUTHWESTERN of intended termination of exclusivity, fails to provide written evidence satisfactory to UT SOUTHWESTERN that IMMUNICON or its sublicensees has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction(s).

        7.3   Any time after 3 years from the Effective Date, BOARD and UT SOUTHWESTERN have the right to terminate this license in any national political jurisdiction in the LICENSED TERRITORY if IMMUNICON, within 90 days after receiving written notice from UT SOUTHWESTERN of intended termination, fails to provide written evidence satisfactory to UT SOUTHWESTERN that IMMUNICON or its sublicensees has commercialized or is actively attempting to commercialize a licensed invention in such jurisdiction(s).

        7.4   The following definitions apply to Article 7: (i) "Commercialize" means having SALES of LICENSED PRODUCTS in such jurisdiction. (ii) "Active attempts to commercialize" means having SALES of LICENSED PRODUCTS or an effective, ongoing and active research, development, manufacturing, marketing, sales, or business development and/or sublicense program as appropriate, directed toward obtaining regulatory approval, production or SALES of LICENSED PRODUCTS in any jurisdiction, and plans acceptable to UT SOUTHWESTERN to commercialize licensed inventions in the jurisdiction(s) that UT SOUTHWESTERN intends to terminate.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

        7.5   This AGREEMENT will earlier terminate:

  (a)
  automatically if IMMUNICON becomes bankrupt or insolvent and/or if the business of IMMUNICON is placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of IMMUNICON or otherwise; or

  (b)
  upon 90 days written notice from BOARD if IMMUNICON breaches or defaults on its obligation to make payments (if any are due) or reports, in accordance with the terms of Article V hereunder, unless, before the end of the 90 day period, IMMUNICON has cured the default or breach and so notifies BOARD, stating the manner of the cure; or

  (c)
  upon 90 days written notice if IMMUNICON breaches or defaults on any other obligation under this AGREEMENT, unless, before the end of the 90 day period, IMMUNICON has cured the default or breach and so notifies BOARD, stating the manner of the cure; or

  (d)
  at any time by mutual written agreement between IMMUNICON, UT SOUTHWESTERN and BOARD, upon 60 days written notice to all parties and subject to any terms herein which survive termination; or

  (e)
  under the provisions of Paragraphs 7.2 and 7.3 if invoked; or

  (f)
  if the SPONSORED RESEARCH AGREEMENT is terminated prior to its full three year term.

        7.6   If this AGREEMENT is terminated for any cause:

  (a)
  nothing herein will be construed to release either party of any obligation matured prior to the effective date of the termination;

  (b)
  after the effective date of the termination, IMMUNICON may SELL all LICENSED PRODUCTS and parts therefor it has on hand at the date of termination, if it pays earned royalties thereon according to the terms of Article V;

  (c)
  IMMUNICON will be bound by the provisions of Articles XI, XII, and XIII of this AGREEMENT; and

  (d)
  any rights or obligations of the parties hereunder that have accrued prior to termination shall survive termination.

VIII. INFRINGEMENT BY THIRD PARTIES

        8.1   IMMUNICON and BOARD shall provide the other party with prompt written notification of alleged infringement by any third party of the PATENT RIGHTS.

        8.2   IMMUNICON, at its expense, must enforce any patent exclusively licensed hereunder against infringement by third parties and it is entitled to retain recovery from such enforcement. IMMUNICON must pay BOARD a royalty on any monetary recovery if the monetary recovery is for damages or a reasonable royalty in lieu thereof. If IMMUNICON does not file suit against a substantial infringer of a patent within 6 months of knowledge thereof, then BOARD may enforce any patent licensed hereunder on behalf of itself and IMMUNICON, BOARD retaining all recoveries from such enforcement and/or reducing the license granted hereunder to non-exclusive.

        8.3   In any infringement suit or dispute, the parties agree to cooperate fully with each other. At the request and expense of the party bringing suit, the other party will permit access to all relevant personnel, records, papers, information, samples, specimens, etc., during regular business hours.

IX. ASSIGNMENT

        This AGREEMENT may not be assigned by IMMUNICON without the prior written consent of BOARD, which will not be unreasonably withheld. However, this AGREEMENT shall survive sale, merger or acquisition of IMMUNICON and shall be subject to written approval by BOARD.

X. PATENT MARKING

        IMMUNICON must permanently and legibly mark all products and documentation manufactured or sold by it under this AGREEMENT with a patent notice as may be permitted or required under Title 35, United States Code.

XI. INDEMNIFICATION

        IMMUNICON agrees to indemnify and hold harmless BOARD, SYSTEM, UT SOUTHWESTERN, its Regents, officers, agents and employees from and against any claims, demands, liability, loss, damage or causes of action whatsoever, including without limitation those arising on account of any injury or death of persons or damage of property caused by, or arising out of, or resulting from, the exercise or practice of the license granted hereunder by IMMUNICON, its AFFILIATES or their officers employees agents or representatives; provided, however, that the following is excluded from IMMUNICON'S obligation to indemnify and hold harmless:

  (a)
  the negligent failure of UT SOUTHWESTERN to substantially comply with any applicable FDA or other governmental requirements; or

  (b)
  the negligence or willful malfeasance of any Regent, officer, agent or employee of BOARD, SYSTEM, or UT SOUTHWESTERN.

XII. USE OF NAME

        IMMUNICON may not use the name of UT INVENTORS, UT SOUTHWESTERN, SYSTEM or BOARD without express written consent of BOARD, except as required by law. BOARD may not use the name of IMMUNICON or its inventors without express written consent of IMMUNICON, except as required by law.

XIII. CONFIDENTIAL INFORMATION AND PUBLICATION

        13.1 BOARD and IMMUNICON each agree that all information contained in documents marked "confidential" and forwarded to one by the other (i) are to be received in strict confidence, (ii) used only for the purposes of this AGREEMENT, and (iii) not disclosed by the recipient party, its agents or employees without the prior written consent of the other party, except to the extent that the recipient party can establish competent written proof that such information:

  (a)
  was in the public domain at the time of disclosure;

  (b)
  later became part of the public domain through no act or omission of the recipient party, it's employees, agents, successors or assigns;

  (c)
  was lawfully disclosed to the recipient party by a third party having the right to disclose it;

  (d)
  was already known by the recipient party at the time of disclosure;

  (e)
  was independently developed by the recipient; or

  (f)
  is required by law or regulation to be disclosed.

        13.2 Each party's obligation of confidence hereunder shall be fulfilled by using at least the same degree of care with the other party's confidential information as it uses to protect its own confidential information. This obligation shall exist while this AGREEMENT is in force and for a period of 3 years thereafter.

        13.2 UT SOUTHWESTERN will submit its manuscript for any proposed publication of research carried out under the SPONSORED RESEARCH AGREEMENT in accordance with Section 7 of the SPONSORED RESEARCH AGREEMENT.

XIV. PATENTS AND INVENTIONS

        As stated in 5.1(c) above, IMMUNICON shall reimburse UT SOUTHWESTERN and for all previously incurred patent expenses not to exceed $15,000. In addition, IMMUNICON, at IMMUNICON'S election, shall either (i) reimburse UT SOUTHWESTERN for all reasonable out-of-pocket expenses for filing, prosecuting, enforcing and maintaining PATENT RIGHTS licensed exclusively under this AGREEMENT within 30 days after receipt of written notice from BOARD, or (ii) pay directly to law firm all future expenses for filing, prosecuting, enforcing and maintaining PATENT RIGHTS licensed exclusively under this AGREEMENT. Upon IMMUNICON'S request, UT SOUTHWESTERN will prepare and file appropriate patent applications covering LICENSED SUBJECT MATTER, and IMMUNICON shall bear the actual cost incurred in connection with searching, preparing, filing, prosecuting and maintaining same. If IMMUNICON notifies UT SOUTHWESTERN that it does not intend to pay costs associated with any patent application which UT SOUTHWESTERN believes should be prepared and filed, then UT SOUTHWESTERN may file such application at its own expense and IMMUNICON shall have no rights under this AGREEMENT to said patent application or any patent which may issue therefrom. UT SOUTHWESTERN shall provide IMMUNICON with a copy of any and all patent applications filed for which IMMUNICON is bearing the actual cost of filing, as well as copies of any documents received or filed during prosecution thereof. Similarly, if IMMUNICON elects to pay directly patent expenses in accordance with IMMUNICON'S right as set forth above, IMMUNICON shall instruct outside counsel (approved by BOARD, such approval not to be unreasonably withheld) to provide UT SOUTHWESTERN with copies of all patent-related communications, including, but not limited to, invoices and provide evidence of direct payment of such expenses incurred to UT SOUTHWESTERN within 30 days of receipt of such invoices. The parties each shall have the right to review and comment upon the wording of the specifications, claims and responses to Office Actions prior to their submission to the U.S. Patent and Trademark Office for any and all applications for which IMMUNICON is either reimbursing or paying directly patent expenses.

XV. ALTERNATE DISPUTE RESOLUTION

        Any dispute or controversy arising out of or relating to this AGREEMENT, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, in accordance with the Licensing Agreement Arbitration Rules of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the use of antibodies in the detection of malignant cells. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provisions of this Article XV will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

XVI. GENERAL

        16.1 This AGREEMENT and the SPONSORED RESEARCH AGREEMENT constitute the entire and only agreements between the parties for LICENSED SUBJECT MATTER and all other prior negotiations, representations, agreements, and understandings, including the COLLABORATIVE RESEARCH AGREEMENT dated July 8, 1997, are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by a written document signed by both parties.

        16.2 Any notice required by this AGREEMENT must be given by facsimile transmission confirmed by personal delivery (including delivery by reputable messenger service, such as Federal Express), or by prepaid, first class, certified mail, return receipt requested, addressed in the case of BOARD to:

      BOARD of Regents
      The University of Texas System
      201 West 7th Street
      Austin, Texas 78701
      ATTENTION: Office of General Counsel
      PHONE: (512) 499-4462
      FAX: (512) 499-4523

with copies to:

      UT SOUTHWESTERN
      Peter H. Fitzgerald, Ph.D.
      Executive Vice President for Business Affairs
      5323 Harry Hines Boulevard
      Dallas, Texas 75235-9013
      PHONE: (214) 648-3572
      FAX: (214) 648-3944

and to:

      Ray Wheatley
      Director for Technology Development
      5323 Harry Hines Boulevard
      Dallas, Texas 75235-9094
      PHONE: (214) 648-1880
      FAX: (214) 648-648-1889

or in the case of IMMUNICON to:

      Edward L. Erickson
      Chairman and Chief Executive Officer
      Immunicon Corporation
      1310 Mason Mill II
      Huntingdon Valley, PA 19006
      PHONE: (215) 938-0100
      FAX: (215) 938-0437

or other addresses as may be given from time to time under the terms of this notice provision.

        16.3 IMMUNICON and BOARD must comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this AGREEMENT.

        16.4 This AGREEMENT will be construed and enforced in accordance with the laws of the United States of America.

        16.5 Failure of BOARD to enforce a right under this AGREEMENT will not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

        16.6 Headings are included herein for convenience only and shall not be used to construe this AGREEMENT.

        16.7 If any part of this AGREEMENT is for any reason found to be unenforceable, all other parts nevertheless remain enforceable.

        IN WITNESS WHEREOF, parties hereto have caused their duly authorized representatives to execute this AGREEMENT.

BOARD OF REGENTS OF THE UNIVERSITY OF TEXAS SYSTEM		IMMUNICON CORPORATION
By	/s/ Peter H. Fitzgerald Peter H. Fitzgerald, Ph.D. Executive Vice President for Business Affairs UT Southwestern	By	/s/ Edward L. Erickson Edward L. Erickson Chairman and CEO
Date:	June 18, 1999	Date:	6/16/99
APPROVED AS TO FORM:
UT SYSTEM
By	/s/ BethLynn Maxwell BethLynn Maxwell Office of General Counsel
Date:	21 June 99
APPROVED AS TO CONTENT:
By	/s/ Dennis K. Stone Dennis K. Stone, M.D. Vice President for Technology Development UT Southwestern
Date:	June 15, 1999

Exhibit A

Sponsored Research Agreement

        This Sponsored Research Agreement (the "Agreement") is made between The University of Texas Southwestern Medical Center at Dallas ("University"), a component institution of The University of Texas System ("System") and Immunicon Corporation, a Pennsylvania corporation with its principal place of business at 1310 Mason Mill II, Huntingdon Valley, PA 19006 ("Sponsor").

RECITALS

        A.    Sponsor desires that University perform certain research hereinafter described and is willing to advance funds to sponsor such research; and

        B.    Sponsor desires to obtain certain rights to intellectual property developed during the course of such research with a view to commercialization of such intellectual property for the Sponsor's benefit; and

        C.    University is willing to perform such research and to grant certain rights to such intellectual property.

1. EFFECTIVE DATE

        This Agreement shall be effective as of June 1, 1999 (the "Effective Date").

2. RESEARCH PROGRAM

        2.1   University will use reasonable efforts to conduct the research program described in Attachment A ("Research Program"), and will furnish the facilities necessary to carry out the Research Program. The Research Program will be under the direction of Jonathan Uhr, M.D. or his successor as mutually agreed to by the parties (the "Principal Investigator") and will be conducted by the Principal Investigator at the University.

        2.2   The Research Program shall be performed during the period from the Effective Date through and including May 31, 2002 ("Term"). Sponsor shall have the option to negotiate an extension of the Term under mutually agreeable support terms. Such option shall be exercised within ninety (90) days prior to the end of the Term.

        2.3   Sponsor understands that University's mission is advancement of knowledge, education, and patient care and, consequently, the Research Program will be designed to be compatible with that mission. The manner of performance of the Research Program shall be determined solely by the Principal Investigator. University does not guarantee specific results.

        2.4   Sponsor understands that University and/or System may be involved in similar research through other researchers on behalf of itself and others. University shall be free to continue such research provided that it is conducted separately and by different investigators from the Research Program, and Sponsor shall not gain any rights via this Agreement to such other research.

        2.5   University does not guarantee that any intellectual property rights will result from the Research Program, that the scope of any intellectual property rights obtained will cover Sponsor's commercial interest, or that any such intellectual property rights will be free of dominance by others independent of the Research Program.

1

3. COMPENSATION

        3.1   As consideration for the performance by University of its obligations under this Agreement, Sponsor will pay the University an amount equal to its projected expenditures and reasonable overhead in conducting the Research Program, which is estimated to be $190,000 per year for three years, for a total of $570,000. An initial payment of $47,250 shall be made at the time of execution of this Agreement, and subsequent equal quarterly advance payments of $47,250 each shall be made thereafter through the Term of this Agreement.

        3.2   University shall maintain all Research Program funds in a separate account and shall expend such funds for wages, supplies, equipment, travel, and other operating expenses in connection with the Research Program. It is understood that any funds in this separate account at the conclusion of the Research Program shall be retained by University.

        3.3   University shall retain title to all equipment purchased and/or fabricated by it with funds provided by Sponsor under this Agreement.

4. PROVISION OF RESEARCH MATERIALS

        4.1   Sponsor shall provide University with certain materials and equipment free of charge as needed by Principal Investigator to fulfill the aims of the Research Program. Specifically, Sponsor will supply sufficient quantities of reagents (e.g.,[**]) to process the blood samples of subjects and controls as specified in Attachment A, which attachment is subject to amendment from time-to-time by mutual agreement. Sponsor shall also supply the necessary equipment and software to perform the basic epithelial cell assays required by Attachment A. However, title to such equipment and software will remain with Sponsor, and Sponsor shall be solely responsible for such equipment and software. Additionally, Sponsor shall make a diligent, but commercially reasonable effort, to obtain from third party sources those materials that are important to explore markers (e.g., mammaglobin) that can be used to determine the organ-of-origin of epithelial cells from subjects' peripheral blood.

        4.2   University shall use the materials provided by Sponsor only for the purposes contemplated under the terms of this Agreement.

        4.3   Materials shall be used only at University under the direction of the Principal Investigator or others working under his direct supervision.

        4.4   Materials shall not be transferred to any other party at University or outside University without the prior written consent of the Sponsor.

5. CONSULTATION AND REPORTS

        5.1   Sponsor's designated representative for consultation and communications with the Principal Investigator shall be Leon W.M.M. Terstappen, M.D., Ph.D., Senior Vice President of Research and Development, or such other person as Sponsor may from time to time designate in writing to University and the Principal Investigator ("Designated Representative").

        5.2   During the Term of the Agreement, Sponsor's representatives may consult informally with University's representatives regarding the project, both personally and by telephone. Access to work carried on in University laboratories in the course of these investigations shall be entirely under the control of University personnel but shall be made available on a reasonable basis.

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

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        5.3   The Principal Investigator will make oral reports at reasonable intervals as requested by Sponsor's Designated Representative. At the conclusion of each year, the Principal Investigator shall submit to Sponsor a written report summarizing the work. The Principal Investigator shall also submit a comprehensive final report within one hundred twenty (120) days of termination of the Agreement which shall contain, but which need not be limited to, the following information:

  a.
  A summary of expenses of Research Program.

  b.
  A report of the activities undertaken and accomplishments achieved by the University under the Research Program.

6. PUBLICITY

        Neither party (without the other party's consent, such consent not to be unreasonably withheld) shall make reference to the other in a press release or any other written statement in connection with work performed under this Agreement, if it is intended for use in the public media, except as required by The Texas Public Information Act or other law, regulation or published rule of local, state or national governments and their duly empowered regulatory agencies. University, however, shall have the right to acknowledge Sponsor's support of the investigations under this Agreement in scientific or academic publications and other scientific or academic communications, without Sponsor's prior approval. In any such statements, the parties shall describe the scope and nature of their participation accurately and appropriately. Press releases describing a new finding shall have the conventional embargo until publication of the scientific paper containing such new finding.

7. PUBLICATION AND PATENT FILING

        7.1   University and Principal Investigator have the right to publish or otherwise publicly disclose information gained in the course of this Agreement. In order to avoid loss of patent rights as a result of premature public disclosure of patentable information, University will submit any prepublication materials to Sponsor for review and comment at least sixty (60) days prior to planned submission for publication. Sponsor shall notify University within thirty (30) days of receipt of such materials whether it desires to seek protection of any intellectual property which may be disclosed by publication of the materials. University shall have the final authority to determine the scope and content of any publications.

        7.2   Both parties agree to promptly notify the other of the development of any inventions during the course of the Research Program, and to cooperate in the determination of inventorship of such inventions. It is agreed that Sponsor shall be responsible for the filing and prosecution of patent applications on any inventions which are owned jointly by Sponsor and University, provided that University must consent to the choice of patent counsel, such consent not to be unreasonably withheld. University shall be responsible for the filing and prosecution of any patent applications for any inventions which are owned solely by University. The filing party shall provide copies of all applications and documentation related to the prosecution of any patents for inventions arising from the performance of the Research Program to the other party in order to allow the other party the opportunity to review and comment thereon.

        7.3   It is understood that the University investigators may discuss the research being performed under this Agreement with other investigators but shall not reveal information which is Sponsor's Confidential Information under Article 8. In the event any joint inventions result form such discussions, University shall grant to Sponsor the rights outlined in Article 9 of this Agreement, to the extent these are not in conflict with obligations to another party as a result of the involvement of the other investigator(s). In this latter case, University shall, in good faith, exercise reasonable efforts to enable Sponsor to obtain rights to the joint invention.

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8. CONFIDENTIAL INFORMATION

        8.1   The parties may wish, from time to time, in connection with work contemplated under this Agreement, to disclose confidential information to each other ("Confidential Information"). Each party will use reasonable efforts to prevent the disclosure of any of the other party's Confidential Information to third parties for a period of three (3) years from receipt thereof, provided that the recipient party's obligation shall not apply to information that as to which the recipient party can establish, on the basis of its written records:

  (1)
  is not disclosed in writing or reduced to writing and so marked with an appropriate confidentiality legend within thirty (30) days of disclosure;

  (2)
  is already in the recipient party's possession at the time of disclosure thereof;

  (3)
  is or later becomes part of the public domain through no fault of the recipient party;

  (4)
  is received from a third party having no obligations of confidentiality to the disclosing party;

  (5)
  is independently developed by the recipient party; or

  (6)
  is required by law or regulation to be disclosed.

        8.2   In the event that information is required to be disclosed pursuant to subsection 8.1(6) above, the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation.

        8.3   It is understood that any specific item of Confidential Information that is disclosed pursuant to this Agreement shall not be considered to be in the public domain or in the recipient party's possession merely because it is embraced by more general information which is in the public domain or in the recipient party's possession.

9. PATENTS, COPYRIGHTS, AND TECHNOLOGY RIGHTS

        Title to all inventions and discoveries made by University resulting from the research performed hereunder shall reside in University. Title to all inventions and discoveries made jointly by Sponsor and University resulting from the research performed hereunder shall reside jointly in Sponsor and University. University hereby grants to Sponsor an exclusive, worldwide, royalty-bearing license to make, have made, use, have used, sell or have sold under its interests in any sole or joint invention or discovery made or conceived during the term of this Agreement and directly resulting from the performance of research hereunder, under the terms and conditions of the Exclusive License Agreement between Sponsor and The University of Texas System Board of Regents, which has an effective date of June 1, 1999 ("Exclusive License Agreement").

10. LIABILITY

        10.1 Sponsor agrees to indemnify and hold harmless System, University, their Regents, officers, agents and employees from any liability, loss or damage they may suffer as a result of claims, demands, costs or judgments against them arising out of the activities to be carried out pursuant to the obligations of this Agreement, including but not limited to the use by Sponsor of the results obtained from the activities performed by University under this Agreement; provided, however, that the following is excluded from Sponsor's obligation to indemnify and hold harmless:

  a.
  the negligent failure of University to substantially comply with any applicable FDA or other governmental requirements; or

  b.
  the negligence or willful malfeasance of any Regent, officer, agent or employee of University or System.

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        10.2 Both parties agree that upon receipt of a notice of claim or action arising out of the activities to be carried out pursuant to the project described in Attachment A, the party receiving such notice will notify the other party promptly. Except for actions arising under the circumstances outlined in Section 10.1 (a) and (b) above, Sponsor agrees, at its own expense, to provide attorneys to defend against any actions brought or filed against University, System, their Regents, officers, agents and/or employees with respect to the subject of the indemnity contained herein, whether such claims or actions are rightfully brought or filed; and subject to the statutory duty of The Texas Attorney General, University agrees to cooperate with Sponsor in the defense of such claim or action.

11. INDEPENDENT CONTRACTOR

        For the purposes of this Agreement and all services to be provided hereunder, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing.

12. TERM AND TERMINATION

        12.1 This Agreement shall commence on the Effective Date and extend until the end of the Research Program as described hereinabove, unless sooner terminated in accordance with the provisions of this Section.

        12.2 This Agreement may be terminated by the written agreement of both parties.

        12.3 In the event that either party shall be in default of its material obligations under this Agreement and shall fail to remedy such default within sixty (60) days after receipt of written notice thereof, this Agreement shall terminate upon expiration of the sixty (60) day period.

        12.4 Termination or cancellation of this Agreement shall not affect the rights and obligations of the parties accrued prior to termination. As its sole liability upon termination, Sponsor shall pay University for all reasonable non cancelable expenses incurred or committed to be expended as of the effective termination date, including salaries for appointees for the remainder of their appointment; provided, however, that such appointments shall not extend beyond the original expiration date of this Agreement.

        12.5 Any provisions of this Agreement which by their nature extend beyond termination shall survive such termination.

13. ATTACHMENTS

        Attachment A is incorporated and made a part of this Agreement for all purposes.

14. ALTERNATIVE DISPUTE RESOLUTION

        Any dispute or controversy arising out of or relating to this Agreement, its construction or its actual or alleged breach will be decided by mediation. If the mediation does not result in a resolution of such dispute or controversy, it will be finally decided by an appropriate method of alternate dispute resolution, including without limitation, arbitration, conducted in accordance with the Rules of the American Arbitration Association. The arbitration panel will include members knowledgeable in the evaluation of the use of antibodies in the detection of malignant cells. Judgment upon the award rendered may be entered in the highest court or forum having jurisdiction, state or federal. The provision of this Article 14 will not apply to decisions on the validity of patent claims or to any dispute or controversy as to which any treaty or law prohibits such arbitration. The decision of the arbitration

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must be sanctioned by a court of law having jurisdiction to be binding upon and enforceable by the parties.

15. GENERAL

        15.1 This Agreement may not be assigned by either party without the prior written consent of the other party, which will not be unreasonably withheld. However, this Agreement shall survive the sale, merger or acquisition of Sponsor and shall be subject to written approval by University. Furthermore, University may assign its right to receive payments hereunder.

        15.2 This Agreement and the Exclusive License Agreement constitute the entire and only agreements between the parties relating to the Research Program, and all prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties. In the event of a conflict in the terms between this Agreement and the Exclusive License Agreement, the terms of the Exclusive License Agreement shall control.

        15.3 Any notice required by this Agreement by Articles 8, 9, or 11 shall be given by prepaid, first class, certified mail, return receipt requested, addressed in the case of University to:

    The University of Texas System, O.G.C.
    201 West 7th Street
    Austin, TX 78701
    Attention: Intellectual Property Section
    FAX: (512) 499-4523
    PHONE: (512) 499-4462

    The University of Texas Southwestern
        Medical Center at Dallas
    5323 Harry Hines Blvd.
    Dallas, TX 75235-9062
    ATTN: Gerald Mussey
                  Director, Contracts Management
    FAX: (214) 648-8805
    PHONE: (214) 648-8748

or in the case of Sponsor to:

    Immunicon Corporation
    1310 Mason Mill II
    Huntingdon Valley, PA 19006
    ATTN: Edward L. Erickson
                  Chairman and Chief Executive Officer
    FAX: (215) 938-0437
    PHONE: (215) 938-0100

or at such other addresses as may be given from time to time in accordance with the terms of this notice provision.

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        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

THE UNIVERSITY OF TEXAS SOUTHWESTERN MEDICAL CENTER AT DALLAS	IMMUNICON CORPORATOIN
/s/ Peter H. Fitzgerald Peter H. Fitzgerald Executive Vice President for Business Affairs	/s/ Edward L. Erickson Edward L. Erickson Chairman and Chief Executive Officer
Date	June 18, 1999	Date	6/16/99

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Attachment A to the Sponsored Research Agreement with Effective Date of June 1, 1999

        [**]

**
Certain information in these exhibits has been omitted and will be filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under 17 C.F.R. Sections 200.80(b)(4), 200.83 and 230.406.

EXHIBIT B

1.
U.S. Provisional Patent Application Serial Number 60/074,535, filed February 12, 1998, entitled "Test For Detecting, Enumerating and Characterizing Carcinoma Cells in the Blood" (corresponding for reference purposes only to UT SOUTHWESTERN file number UTSD:568-PZ1).

2.
U.S. Provisional Patent Application Serial Number 60/110,202, filed November 30, 1998, entitled "Detection and Characterization of Carcinoma Cells in the Blood" (corresponding for reference purposes only to UT SOUTHWESTERN file number UTSD:568-PZ2).

3.
U.S. Patent Application Serial Number 09/248,388, filed February 12, 1999, entitled "Methods and Reagents for the Rapid and Efficient Isolation of Circulating Cancer Cells" (corresponding for reference purposes only to UT SOUTHWESTERN file number UTSD:568).

QuickLinks

  Exhibit 10.35
EXCLUSIVE LICENSE AGREEMENT BETWEEN UNIVERSITY OF TEXAS SYSTEM AND IMMUNICON CORPORATION
  Exhibit A
Sponsored Research Agreement
EXHIBIT B